UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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Forward Air Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2005 Annual Meeting
of Shareholders,
Proxy Statement and
2004 Annual Report

April 20, 2005

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Forward Air Corporation, you are cordially invited to attend the Annual Meeting of Shareholders on Thursday, May 26, 2005, at 8:00 a.m., EDT, at the General Morgan Inn and Conference Center, 111 North Main Street, Greeneville, Tennessee 37743.

YOUR VOTE IS IMPORTANT.  Therefore, whether or not you plan to attend the meeting in person, please vote and submit your proxy by telephone or by Internet, or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

I hope you will be able to join us, and we look forward to seeing you in Greeneville.

Sincerely yours,

Bruce A. Campbell
President and Chief Executive Officer

FORWARD AIR CORPORATION
430 Airport Road
Greeneville, Tennessee 37745

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 26, 2005

To the Shareholders of Forward Air Corporation:

The Annual Meeting of Shareholders of Forward Air Corporation (the “Company”) will be held on Thursday, May 26, 2005, beginning at 8:00 a.m., EDT, at the General Morgan Inn and Conference Center, 111 North Main Street, Greeneville, Tennessee 37743.

Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the press and financial community. To gain admission to the Annual Meeting, you will need to show that you are a shareholder of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please retain and bring the top portion of the enclosed proxy card as your admission ticket. If your shares are in the name of your broker or bank, or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement.

The purposes of this meeting are:

1.	To elect six members of the Board of Directors with terms expiring at the next Annual Meeting of Shareholders in 2006;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company;

3.	To approve the Company’s 2005 Employee Stock Purchase Plan; and

4.	To transact such other business as may properly come before the meeting and at any adjournment or postponement thereof.

We will make available a list of shareholders of record as of the March 17, 2005 record date for inspection by shareholders during normal business hours from April 22, 2005 until May 25, 2005 at the Company’s principal place of business, 430 Airport Road, Greeneville, Tennessee 37745. The list also will be available to shareholders at the meeting.

Only shareholders of the $0.01 par value common stock of the Company of record at the close of business on March 17, 2005 are entitled to notice of and to vote at the Annual Meeting. Subsequent to March 17, 2005, the Company effected a three-for-two stock split of the common stock. The number of shares eligible to vote at the Annual Meeting are pre-split shares and do not take into account the stock split. Shareholders are cordially invited to attend the meeting in person.

It is important that your shares be represented at the Annual Meeting. Therefore, whether or not you expect to attend the meeting, please vote and submit your proxy over the Internet, by telephone or by mail. Please refer to the proxy card for specific voting instructions. You may revoke your proxy at any time before it is voted.

By Order of the Board of Directors,

Matthew J. Jewell
Senior Vice President, General Counsel
and Secretary

Greeneville, Tennessee
April 20, 2005

FORWARD AIR CORPORATION
430 Airport Road
Greeneville, Tennessee 37745
(423) 636-7000

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the shareholders of Forward Air Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 26, 2005, beginning at 8:00 a.m., EDT, at the General Morgan Inn and Conference Center, 111 North Main Street, Greeneville, Tennessee 37743, and any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This proxy material was first mailed to shareholders on or about April 20, 2005.

You can ensure that your shares are voted at the Annual Meeting by submitting your instructions by telephone or over the Internet, or by completing, signing, dating and returning the enclosed proxy in the envelope provided. You may revoke your proxy at any time before it is exercised by voting in person at the Annual Meeting or by delivering written notice of your revocation to or a subsequent proxy to the Secretary of the Company at its principal executive offices. Each proxy will be voted FOR Proposals 1, 2 and 3 if no contrary instruction is indicated in the proxy, and in the discretion of the persons named in the proxy on any other matter that may properly come before the shareholders at the Annual Meeting.

On February 15, 2005, the Board voted to effect a three-for-two stock split by distributing one additional share of the $0.01 par value common stock of the Company for every two shares of common stock outstanding to shareholders of record on March 18, 2005. The split was effected on April 1, 2005.

Shareholders are entitled to one vote for each share of common stock held of record at the close of business on March 17, 2005 (the “Record Date”). The number of shares eligible to vote at the Annual Meeting are pre-split shares and do not take into account the stock split. There were 21,545,078 pre-split shares of our $0.01 par value common stock issued and outstanding on the Record Date. A majority of those shares present or represented by proxy, will constitute a quorum. Unless otherwise indicated, all other references to shares and to stock prices in this Proxy Statement have been adjusted to reflect the stock split.

The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether one or more directors is elected.

Any matter that properly comes before the Annual Meeting will be approved if the number of shares of common stock voted in favor of the proposal exceeds the number of shares of common stock voted against it. A properly executed proxy marked “Abstain” with respect to a proposal will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, as long as a quorum is present, abstaining from any proposal that properly comes before the Annual Meeting will have no effect on whether the proposal is approved.

Brokers who hold shares for the accounts of their clients who do not receive voting instructions may not vote for certain of the proposals contained in this Proxy Statement unless specifically instructed to do so by their clients. Proxies that are returned to us where brokers have received instructions to vote on one or more proposals but do not vote on other proposal(s) are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.

The Company will bear the cost of soliciting proxies for the Annual Meeting. We have retained Automatic Data Processing, Inc. to assist in the solicitation and will pay approximately $5,000 for its assistance. Our officers and employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of our common stock.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the date of this Proxy Statement, our Board is comprised of eight directors, six of whom are non-employee directors. There are six nominees for election at the Annual Meeting of Shareholders, four of whom are non-employee directors, each to hold office until the next Annual Meeting of Shareholders or until a successor has been duly elected and qualified. The Board of Directors recommends a vote FOR the election of the six nominees named below. Duly executed proxies will be so voted unless record holders specify a contrary choice on their proxies. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board may propose. The Board has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration. Proxies cannot be voted for a greater number of persons than the number named.

The nominees for election shall be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors. Each share shall have one vote for each directorship to be filled on the Board of Directors.

Director Nominees

The following persons are the nominees for election to serve as directors. All director nominees presently serve on the Board. There are no family relationships between any of the director nominees. Certain information relating to the nominees, furnished by the nominees, is set forth below.

BRUCE A. CAMPBELL	Director since 1993
Greeneville, Tennessee	Age 53

Mr. Campbell has served as a director since April 1993, as President since August 1998 and as Chief Executive Officer since October 2003. Mr. Campbell was Chief Operating Officer from April 1990 until October 2003 and Executive Vice President from April 1990 until August 1998. Prior to joining the Company, Mr. Campbell served as vice president of Ryder-Temperature Controlled Carriage in Nashville, Tennessee from September 1985 until December 1989. Mr. Campbell also serves as a director of Greene County Bancshares.

ANDREW C. CLARKE	Director since 2001
Greeneville, Tennessee	Age 34

Mr. Clarke has served as a director and as Chief Financial Officer, Senior Vice President and Treasurer since April 2001. In April 2000, he began serving as chief financial officer, senior vice president and director of a subsidiary that provided Internet and technology services and support to our operations. From August 1998 to March 2000, Mr. Clarke was an investment banker with Deutsche Banc Alex. Brown, Inc. in the Global Transportation Group. Mr. Clarke has an MBA from the Graduate School of Business at the University of Chicago. Mr. Clarke also serves as a director of Pacer International, Inc.

RICHARD W. HANSELMAN	Director since 2004
Nashville, Tennessee	Age 77

Mr. Hanselman has been a director of ArvinMeritor, Inc., a global supplier of a broad range of systems, modules and components to the motor vehicle industry, since July 2000. He was a director of Arvin Industries, Inc. from 1983 until it merged with ArvinMeritor, Inc. Mr. Hanselman was the non-executive chairman of the board of Health Net, Inc., a managed care provider from May 1999 until December 2003, and he continues to serve as a director. He also served as a director of predecessor corporations of Health Net, Inc. Formerly, Mr. Hanselman was chairman, president and chief executive officer of Genesco, Inc. from May 1980 until January 1986. In addition, he is an Honorary Trustee of the Committee for Economic Development.

C. JOHN LANGLEY, JR.	Director since 2004
Knoxville, Tennessee	Age 59

Dr. Langley is The Logistics Institute Professor of Supply Chain Management and a member of the faculty of the School of Industrial and Systems Engineering at the Georgia Institute of Technology. He serves as Director of Supply Chain Executive Programs at Georgia Tech and as Executive Director of the Supply Chain Executive Forum. Prior to his September 2001 appointment with Georgia Tech, he served as a Professor at the University of Tennessee from September 1973 where most recently he was the Dove Distinguished Professor of Logistics and Transportation. Dr. Langley is a director of UTi Worldwide Inc.

RAY A. MUNDY	Director since 2000
St. Louis, Missouri	Age 60

Dr. Mundy has served as director of the Center for Transportation Studies and Barriger Endowed Professor of Transportation and Logistics at the University of Missouri since January 2000. From January 1996 until December 1999, he was the Taylor Distinguished Professor of Logistics and Transportation at the University of Tennessee. Also, while at the University of Tennessee, Dr. Mundy managed its Transportation Management & Policies Studies program and was one of the directors of its Supply Chain Forum. Additionally, Dr. Mundy serves as a consultant to both the public and private sectors and sits on advisory boards for Internet, transportation and logistics companies.

B. CLYDE PRESLAR	Director since 2004
Charlotte, North Carolina	Age 50

Mr. Preslar has served as Chief Financial Officer and Vice President of Lance, Inc., a snack food company, since April 1996. He also has been Secretary of Lance, Inc. since February 2002. Mr. Preslar was director of finance while at Black & Decker Corporation from July 1989 until April 1996. He also was with RJR Nabisco from 1978 to 1989 where his last position was director of investor relations. Mr. Preslar is a Certified Public Accountant. He also serves as a director of Standard Commercial Corporation.

Board of Directors and Committees

During 2004, the Board held seven meetings. The Board has four standing committees: an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee and an Executive Committee. The Audit Committee is scheduled to meet at least quarterly and the Corporate Governance and Nominating Committee is required under its charter to meet at least twice each year. The other committees do not have a formal meeting schedule, but are required to meet at least once each year. The non-employee directors meet without management in regular executive sessions.

All directors hold office at the pleasure of the shareholders. All of the incumbent directors attended at least 75% of the total number of meetings of the Board and committees on which they served during 2004.

The members of the Board of Directors and the committees of the Board on which they serve as of the date of this Proxy Statement are identified below.

Director	Audit Committee	Corporate Governance and Nominating Committee	Compensation Committee	Executive Committee
Bruce A. Campbell				*
Andrew C. Clarke				*
Robert Keith Gray†		*	*
Richard W. Hanselman		*	*
C. John Langley, Jr.	*		**
Ray A. Mundy	*	**
Scott M. Niswonger†				*
B. Clyde Preslar	**

†	Not standing for reelection. Such decision did not result from any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.
*	Member.
**	Chairman.

Below is a description of each committee of the Board. With the exception of the Executive Committee, each committee has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of the Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee is “independent” as defined in the applicable listing standards of the National Association of Securities Dealers (“NASD”) and that each member is free of any relationship that would interfere with his individual exercise of independent judgment. The Board has adopted Corporate Governance Guidelines for its directors and written charters for the Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee. The full text of the Corporate Governance Guidelines, each charter and the Company’s Code of Ethics are available on the Company’s Investor Relations website located at www.forwardair.com.

We expect, but do not require, directors to attend the Annual Meeting of Shareholders, subject to compelling personal or business commitments. Last year, all but one of our directors attended the Annual Meeting of Shareholders.

Audit Committee

The Audit Committee engages the Company’s independent registered public accounting firm, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by such firm with respect to the Company’s internal control structure, and reviews internal accounting procedures and controls with the Company’s financial and accounting staff. The Board of Directors has determined that Mr. Preslar meets the definition of an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee held nine meetings during 2004.

Corporate Governance and Nominating Committee

The Board is responsible for approving nominees for election as directors. To assist in this task, the Corporate Governance and Nominating Committee:

•	establishes procedures for evaluating the suitability of potential director nominees proposed by management or shareholders;

•	reviews qualifications of candidates for Board membership from whatever source received and identifies individuals qualified to become Board members, consistent with criteria established by the Board;

•	identifies and recommends to the Board the director nominees for election by the shareholders or appointment by the Board, as the case may be, and selects individuals to fill vacancies on the Board which occur between annual meetings of shareholders;

•	conducts appropriate inquiries into the backgrounds and qualifications of potential candidates with the assistance of a professional search firm, if necessary;

•	reviews and recommends to the Board qualifications for Board membership, composition and size to ensure that the Board has the requisite experience and its membership consists of persons with sufficiently diverse and independent backgrounds;

•	reviews and recommends to the Board compensation and benefits for directors; and

•	develops and recommends for Board approval procedures for annual evaluation of the Board and management.

In evaluating and determining whether to nominate a candidate for a position on the Company’s Board, the Corporate Governance and Nominating Committee seeks individuals with high professional ethics and values, relevant management and/or business experience and a commitment to enhancing shareholder value. In evaluating candidates for nomination, the Corporate Governance and Nominating Committee utilizes a variety of methods. The Company regularly assesses the size of the Board, whether any vacancies are expected as a result of retirement or otherwise, and the need for particular skills and expertise on the Board. Candidates may come to the attention of the Corporate Governance and Nominating Committee from current Board members, shareholders, professional search firms, officers or other persons. The Corporate Governance and Nominating Committee will review all candidates in the same manner regardless of the source of the recommendation.

Shareholders wishing to communicate with the Corporate Governance and Nominating Committee concerning potential director candidates may do so by corresponding with the Secretary of the Company at 430 Airport Road, Greeneville, Tennessee 37745, and including the name and biographical data of the individual being suggested. The Corporate Governance and Nominating Committee held two meetings during 2004.

The Corporate Governance and Nominating Committee has retained a professional search firm to identify and evaluate additional independent director candidates. Through this process, nominees will be identified and recommended to the Board for appointment. The Company anticipates filling the two vacated director positions in the near term.

Compensation Committee

The Compensation Committee is responsible for determining the overall compensation levels of certain of the Company’s executive officers and administering the Company’s employee stock option plans and other employee benefit plans. For additional information, please refer to the Compensation Committee Report on Executive Compensation contained in this Proxy Statement. The Compensation Committee held three meetings during 2004.

Executive Committee

The Executive Committee is authorized to act on behalf of and to carry out the functions of the Board to the extent permitted by the laws prescribed by the Tennessee Business Corporation Act and the Bylaws of the Company.

Shareholder Communications With The Board

Any shareholder who wishes to send communications to the Board or any individual director may do so by writing to the Board of Directors in care of Matthew J. Jewell, Secretary, Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745. The Secretary will then forward all appropriate communication to the Board of Directors or the individual Board member. Your letter should indicate that you are a shareholder.

Compensation of Directors

Employee directors of the Company do not receive additional compensation for serving as members of the Board of Directors or on any committee thereof. Prior to July 2004, in lieu of an annual retainer, non-employee directors were paid a fee of $1,500 for each Board meeting and $1,500 for each committee meeting attended, together with reasonable traveling expenses. No additional fee was paid for committee meetings held on the same day as Board meetings.

Effective July 1, 2004, each non-employee director receives an annual retainer of $20,000 paid in quarterly installments. The Chairman of the Audit Committee receives an additional $10,000 annual retainer, also paid in quarterly installments. Other members of the Audit Committee receive an additional $5,000 annual retainer paid in quarterly installments. In addition, non-employee directors are paid $1,500 for each Board meeting and each committee meeting attended in person, together with reasonable traveling expenses. A fee of $750 is paid for each Board meeting and each committee meeting attended via teleconference. No additional fee is paid for committee meetings held on the same day as Board meetings.

The Company’s Non-Employee Director Stock Option Plan (the “NED Plan”) provides that on the first business day following each Annual Meeting of Shareholders each non-employee director is automatically granted an option for the purchase of 11,250 shares of common stock at an exercise price equal to the closing sales price of the common stock on the date of grant. On May 19, 2004, with the exception of Scott M. Niswonger, each non-employee director was granted 11,250 options at an exercise price of $20.20 per share.

The foregoing share and per share data have been restated to reflect the April 1, 2005 three-for-two stock split of the common stock.

Certain Relationships and Related Transactions

Scott M. Niswonger, the Chairman of the Board, owns a majority interest in the parent company of Landair Transport, Inc. (“Landair”). The Company purchases truckload transportation services from Landair. Matthew J. Jewell, Senior Vice President, General Counsel and Secretary of the Company, served in these same capacities for Landair until May 2004.

During 2004, the Company provided various operational and administrative services to Landair. The Company charged Landair $0.2 million in 2004 for these services. Landair provided various operational and administrative services to the Company and charged it approximately $93,000 during 2004 for these services. In addition, Landair provided the Company with truckload services of approximately $0.2 million during 2004.

The Company leases its Greeneville, Tennessee headquarters from the Greeneville-Greene County Airport Authority. The Company subleases a portion of this facility to Landair. The calculation of rent for this sublease is based upon the cost of such facility to the Company and an agreed-upon percentage of usage. The total sublease rental charged to Landair in 2004 was approximately $25,000.

The Company purchases air transportation services from Sky Night, L.L.C. (“Sky Night”), a limited liability corporation owned by Scott M. Niswonger, the Chairman of the Board. The air charter expense totaled approximately $86,000 in 2004. In addition, the Company has a sublease with Sky Night under which the Company subleases hangar space for aircraft at the Company’s headquarters that is leased from the Greeneville-Greene County Airport Authority. The total sublease rental charged to Sky Night in 2004 was approximately $35,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our outstanding common stock held as of the Record Date by (i) each director and director nominee; (ii) our Chief Executive Officer and four other highest paid executive officers (the “Named Executive Officers”); and (iii) all directors and executive officers as a group. The table also sets forth information as to any person, entity or group known to the Company to be the beneficial owner of 5% or more of the Company’s common stock as of December 31, 2004.

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security, has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire the security within 60 days. Except as otherwise indicated, the shareholders listed in the table are deemed to have sole voting and investment power with respect to the common stock owned by them on the dates indicated above.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number		Percent (%) (2) (3)
Directors, Nominees and Named Executive Officers Bruce A. Campbell	441,005	(4)	1.4
Andrew C. Clarke	129,886	(5)	*
Hon. Robert Keith Gray	198,264	(6)	*
Richard W. Hanselman	750		*
C. John Langley, Jr.	675		*
Ray A. Mundy	40,372	(7)	*
Scott M. Niswonger	900	(8)	*
B. Clyde Preslar	375		*
Rodney L. Bell	141,883	(9)	*
Craig A. Drum	7,961	(10)	*
Chris C. Ruble	34,405	(11)	*
All directors and executive officers as a group (12 persons)	1,053,626	(12)	3.3

Other Principal Shareholders
Franklin Resources, Inc.	2,432,187	(13)	7.5
FMR Corp.	2,415,525	(14)	7.5
Kayne Anderson Rudnick Investment Management, LLC	2,230,539	(15)	6.9
Columbia Wanger Asset Management, L.P.	1,754,400	(16)	5.4

*	Less than one percent.
(1)	The business address of each listed director, nominee and Named Executive Officer is c/o Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745.
(2)	The percentages shown for directors, nominees and Named Executive Officers are based on 32,316,060 split-adjusted shares of common stock outstanding on the Record Date.
(3)	The percentages shown for other principal shareholders are based on 32,397,747 split-adjusted shares of common stock outstanding on December 31, 2004.
(4)	Includes 426,004 shares that are issuable pursuant to stock options exercisable within 60 days of the Record Date. The remaining 15,001 shares also represent shares that are issuable pursuant to stock options exercisable within 60 days of the Record Date; however, Mr. Campbell may not exercise such option shares during his employment with the Company.
(5)	Includes 127,499 shares that are issuable pursuant to stock options exercisable within 60 days of the Record Date.
(6)	Includes 182,814 shares that are issuable pursuant to stock options exercisable within 60 days of the Record Date.
(7)	Includes 39,375 shares that are issuable pursuant to stock options exercisable within 60 days of the Record Date.
(8)	Represents 450 shares held by Mr. Niswonger as custodian for his grandson and 450 shares held by Mr. Niswonger’s spouse as custodian for one of her children.

(9)	Includes 108,751 shares that are issuable pursuant to stock options exercisable within 60 days of the Record Date.
(10)	Includes 7,500 shares that are issuable pursuant to stock options exercisable within 60 days of the Record Date.
(11)	Includes 33,750 shares that are issuable pursuant to stock options exercisable within 60 days of the Record Date.
(12)	Includes 996,944 shares that are issuable pursuant to stock options exercisable within 60 days the Record Date.
(13)	Franklin Resources, Inc. (“FRI”), a parent holding company, Franklin Advisers, Inc. (“FAI”), an investment adviser, Charles B. Johnson, a principal shareholder of FRI, and Rupert H. Johnson, Jr., a principal shareholder of FRI, One Franklin Parkway, San Mateo, California 94403, reported beneficial ownership of the shares in a Schedule 13G jointly filed with the SEC as of December 31, 2004. FRI, Messrs. Johnson and each of the investment adviser subsidiaries of FRI, including FAI and Franklin Templeton Portfolio Advisors, Inc. (“FTPA”), each disclaimed any economic interest or beneficial ownership of the shares. FAI reported having sole voting and dispositive power with respect to 2,049,522 shares. FTPA reported having sole voting and dispositive power with respect to 382,665 shares.
(14)	FMR Corp., a parent holding company of Fidelity Management & Research Company (“Fidelity”), Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109, reported beneficial ownership of the shares in a Schedule 13G filed with the SEC as of December 31, 2004. Fidelity, an investment adviser, was reported to beneficially own 1,947,960 shares. Mr. Johnson, FMR Corp., through its control of Fidelity, and various Fidelity funds (“Fidelity Funds”) each had sole dispositive power over 1,947,960 shares. Neither FMR Corp. nor Mr. Johnson had sole power to vote or direct the vote of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ Board of Trustees. Fidelity Management Trust Company (“FMT”), a wholly owned subsidiary of FMR Corp. and a bank, was beneficial owner of 250,997 shares. Mr. Johnson and FMR Corp., through its control of FMT, each had sole dispositive power over 250,997 shares and sole power to vote or direct the vote of the 250,997 shares. Fidelity International Limited (“FIL”), a Bermudan joint stock company and an investment adviser, 42 Crowlane, Hamilton, Bermuda, beneficially owned 216,568 shares and had sole power to vote or dispose of the 216,568 shares. Formerly a majority-owned subsidiary of Fidelity, FIL currently operates as an entity independent of FMR Corp. and Fidelity. A partnership controlled by Mr. Johnson and members of his family owns shares of FIL voting stock and Mr. Johnson is Chairman of FIL. Members of the Johnson family were reported to be the predominant owners of Class B shares of FMR Corp., representing approximately 49% of the voting power of FMR. Mr. Johnson owned 12% and Ms. Johnson owned 24.5% of the aggregate outstanding voting stock of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.
(15)	Kayne Anderson Rudnick Investment Management, LLC (“Kayne Anderson”), 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067, reported beneficial ownership of the shares in a Schedule 13G filed with the SEC as of December 31, 2004. Kayne Anderson, an investment adviser, had sole voting and dispositive powers over all of the shares and no shared voting or dispositive power over the shares.
(16)	Columbia Wanger Asset Management, L.P. (“WAM”) and its corporate general partner, WAM Acquisition GP, Inc. (“WAM GP”), 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606, reported beneficial ownership of the shares in a Schedule 13G filed with the SEC as of December 31, 2004. WAM, an investment adviser, and WAM GP had shared voting and dispositive power over the shares and neither had sole voting or dispositive power over the shares.

Compensation of Executive Officers in 2004

The following table sets forth the cash and non-cash compensation paid or to be paid by the Company to the Named Executive Officers for the years shown in all capacities in which they served.

Summary Compensation Table

					Long-Term Compensation Awards
		Annual Compensation			Number of Securities	All Other
Name and Principal Positions	Year	Salary	Bonus	Other Annual Compensation	Underlying Options (1)	Compensation (2)
Bruce A. Campbell	2004	$291,000	$330,000	$—	—	$10,688
Chief Executive Officer	2003	262,077	100,000	—	225,000	9,000
and President	2002	250,000	—	—	—	10,121

Andrew C. Clarke	2004	$197,596	$209,000	$—	30,000	$10,511
Chief Financial Officer,	2003	174,385	100,000	—	45,000	9,793
Senior Vice President and Treasurer	2002	150,000	—	—	—	10,345

Craig A. Drum	2004	$156,779	$166,500	$—	30,000	$9,000
Senior Vice President,	2003	153,058	50,000	—	—	10,238
Sales	2002	150,000	—	—	—	11,385

Chris C. Ruble	2004	$156,779	$166,500	$—	30,000	$10,618
Senior Vice President,	2003	153,058	50,000	—	—	10,215
Operations	2002	150,000	—	—	—	10,330

Rodney L. Bell	2004	$156,779	$166,500	$—	30,000	$11,158
Vice President and Controller	2003	147,808	50,000	—	—	9,917
	2002	111,000	—	—	—	9,000

(1)	The option amounts and prices are adjusted to reflect the April 1, 2005 stock split.
(2)	Includes car allowance and employer matching portion of 401(k) contributions, as applicable.

2004 Option Grants, Aggregated Option Exercises and Option Values

During 2004, the Company awarded stock options to the four Named Executive Officers as set forth in the following table. Bruce A. Campbell was not awarded stock options in 2004. The Company has not granted and does not have any Stock Appreciation Rights outstanding.

Option Grants in Last Fiscal Year (1)

	Individual Grants
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Granted (2)	Last Year	($/Share)	Date	5%	10%
Andrew C. Clarke	30,000	9.20%	$18.82	02/04/14	$340,414	$876,484
Craig A. Drum	30,000	9.20	18.82	02/04/14	340,414	876,484
Chris C. Ruble	30,000	9.20	18.82	02/04/14	340,414	876,484
Rodney L. Bell	30,000	9.20	18.82	02/04/14	340,414	876,484

(1)	The option amounts and prices are adjusted to reflect the April 1, 2005 stock split.
(2)	All options listed were granted pursuant to the 1999 Stock Option and Incentive Plan (the “1999 Plan”). Option exercise prices are defined in the 1999 Plan as the average closing bid and ask price on the last trading date preceding the grant date.
(3)	Potential realizable values are based on assumed annual rates of return specified by SEC rules. The Company’s management has consistently cautioned shareholders and option holders that such increases in values are based on speculative assumptions and should not inflate expectations of the future value of their holdings.

The following table sets forth the year-end aggregated option exercises and the year-end value of unexercised options held by the four Named Executive Officers. Bruce A. Campbell did not exercise any stock options in 2004.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values (1)

	Option Exercises In Last Year		Number of Securities Underlying Unexercised Options		Value of Unexercised In-The-Money Options
	Shares Acquired	Value	at Fiscal Year-End		at Fiscal Year-End (2)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Andrew C. Clarke	11,250	$150,638	101,248	52,502	$1,098,017	$505,971
Craig A. Drum	18,750	136,884	3,749	37,501	52,224	406,514
Chris C. Ruble	5,925	64,708	26,625	35,625	408,319	394,069
Rodney L. Bell	24,375	520,069	82,500	52,502	695,400	505,971

(1)	The option amounts and prices are adjusted to reflect the April 1, 2005 stock split.
(2)	Represents the closing price for the common stock on December 31, 2004 of $29.80 less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than the December 31, 2004 closing price. Exercisable options have been held at least one year from the date of grant.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

The Company has an employment agreement that expires in October 2006 with Bruce A. Campbell, the Company’s President and Chief Executive Officer. Mr. Campbell’s annual base salary under the agreement is $300,000. Upon certain circumstances, including upon early involuntary termination of Mr. Campbell’s employment with the Company, the Company may be obligated to pay Mr. Campbell an amount equal to his annual base salary for one year, including any earned and unpaid bonus of up to 50% of his annual base salary, and health insurance payments for one year. In addition to his base salary, in 2003 Mr. Campbell was granted options to purchase up to 180,000 and 45,000 shares of common stock at $13.25 and $20.21 per share, respectively. The 45,000 options granted to Mr. Campbell concurrently with the effective date of the employment agreement vest equally over three years; however, they may not be exercised during his employment with the Company. No stock options were granted to Mr. Campbell in 2004. Mr. Campbell is eligible for participation in the Company’s cash incentive and other benefit plans. Mr. Campbell is also bound by the terms of a non-competition agreement entered into in connection with the employment agreement.

In the event of a Change-in-Control (as defined in the employment agreement) which results in the termination of Mr. Campbell’s employment, he immediately is entitled to (i) an amount equal to his annual base salary, payable in installments over the 24 months following the date of the Change-in-Control; (ii) payment of the maximum amount earned as a year-end bonus; (iii) any earned and unpaid bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses and any other benefits owed under any written employee benefit plan or policy of the Company; (iv) the vested portion of his stock options and the acceleration and immediate vesting of the unvested portion of his stock options; and (v) continued coverage under the Company’s employee medical and life insurance plans for the 12 month period following the date of the Change-in-Control. Mr. Campbell would have two years from the date of the Change-in-Control to exercise all vested stock options.

In the event of a Change-in-Control involving the continued employment of Mr. Campbell, he will be entitled to compensation and benefits consistent with the terms of the employment agreement.

Compensation Committee Interlocks and Insider Participation

During 2004, the Compensation Committee was fully comprised of independent non-employee directors. Since April 12, 2004, Robert Keith Gray, Richard W. Hanselman and C. John Langley, Jr. have been members of the Compensation Committee. Prior to the new appointments in April 2004, James A. Cronin, III and Ray A. Mundy, also independent non-employee directors, served on the Compensation Committee with Mr. Gray.

Compensation Committee Report on Executive Compensation

The Compensation Committee administers the Company’s general compensation policies on executive officer compensation. During 2004, all members of the Compensation Committee were independent non-employee directors. It is the responsibility of the Compensation Committee to determine whether the executive compensation policies are reasonable and appropriate to meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

The three components of executive officer compensation are base salary, annual bonus incentive awards and stock option grants. In addition to the Compensation Committee’s determinations on base salary, bonus incentive awards and stock option grants, the Compensation Committee administers the Company’s employee stock purchase plan and two stock option and incentive plans and determines the options to be granted to executive officers.

The Company believes that its executive compensation policy should be reviewed annually and should be reviewed in light of the Company’s financial performance, annual budget, position within its industry sector and the compensation policies of similar companies in its business sector. The Compensation Committee believes that in addition to corporate performance, it is appropriate to consider, in setting and reviewing executive compensation, the level of experience and the responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors are taken into account in considering levels of compensation and are applied subjectively by the Compensation Committee.

The Company has an employee cash incentive plan, which provides for quarterly or annual cash incentive payments to employees based on the Company’s results of operations. The goals of the cash incentive plan are established based on operating plans for the year, and amounts payable under the cash incentive plan are determined based on the results of the Company’s operations.

In February 2004 the Board approved, and in May 2004 the shareholders approved, that the number of authorized shares issuable under the 1999 Stock Option and Incentive Plan (the “1999 Plan”) be increased from 2,250,000 to 4,500,000 shares of common stock. The increase was necessary to continue to be able to offer new options to executive officers and key employees. In 2004, stock options totaling 326,258 were granted under the 1999 Plan and 2,272,331 remained available for future grants at December 31, 2004. The Company’s 1992 Stock Option and Incentive Plan (the “1992 Plan”) provided for issuance of up to 4,500,000 shares of common stock, but further grants under the 1992 Plan ceased upon its expiration in 2002. At December 31, 2004, 312,266 options remained outstanding under the 1992 Plan.

The Company also has an employee stock purchase plan under which all executive officers are entitled to participate unless they own five percent or more of the total shares of outstanding common stock.

Section 162(m) of the Internal Revenue Code of 1986, as amended and any successor thereto (the “Code”), was enacted as part of the 1993 Omnibus Budget Reconciliation Act and generally disallows a corporate deduction for compensation over $1,000,000 paid to the Company’s Chief Executive Officer or any other of the four most highly compensated officers. The Compensation Committee continues to analyze the potential impact of this limitation. Under the regulations and the transition rules of the Code, executive compensation pursuant to the 1992 Plan and the 1999 Plan is expected to qualify as “performance based” compensation and therefore be excluded from the $1,000,000 limit. Other forms of compensation provided by the Company, however, are not excluded from the limit. The Compensation Committee currently anticipates that substantially all compensation to be paid in future years will be deductible under Section 162(m) because of the present levels of executive officer compensation. In any event, the Compensation Committee believes that performance based compensation is desirable and can be structured in a manner to qualify as performance based compensation under Section 162(m).

C. John Langley, Jr. Chairman
Robert Keith Gray
Richard W. Hanselman

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2004 Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee’s function is more fully described in its charter. The Committee reviews the charter on an annual basis. The Board annually reviews the definition of independence under the NASD listing standards for audit committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit and reporting on the consolidated financial statements of the Company and its subsidiaries, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with representatives of Ernst & Young LLP the Company’s internal control assessment process, management’s assessment with respect thereto and the firm’s audit of the Company’s system of internal control over financial reporting.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2004 with the Company’s management and has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” In addition, Ernst & Young LLP has provided, and the Audit Committee has received, written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees, as amended.”

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accountants, who are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the effectiveness of the Company’s internal control over financial reporting.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

In addition, the Audit Committee has discussed with Ernst & Young, LLP, their independence from management and the Company and considered the compatibility of non-audit services with Ernst & Young, LLP’s independence.

B. Clyde Preslar, Chairman
C. John Langley, Jr.
Ray A. Mundy

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2005. The fees billed by Ernst & Young LLP for services rendered to the Company and its subsidiaries in 2004 and 2003 were as follows:

	2004	2003
Audit Fees (1) (2)	$673,096	$315,290
Audit-Related Fees (3)	51,014	33,200
Tax Fees (3)	87,285	103,111
All Other Fees (3)	175	—

(1)	Includes fees and expenses related to the audit and interim reviews for the fiscal year notwithstanding when the fees and expenses were billed or when the services were rendered. Fees in 2003 relate to the audit and interim reviews of the Company’s financial statements. Fees in 2004 relate to the audit and interim reviews of the Company’s financial statements, and the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the effectiveness of the Company’s internal control over financial reporting.
(2)	Includes fees of $125,540 in 2003 associated with the sale of 2,200,000 shares of Company common stock by Scott M. Niswonger in November 2003. Mr. Niswonger reimbursed the Company for one-third of this expense. The number of shares Mr. Niswonger sold has not been split-adjusted.
(3)	Includes fees and expenses for services rendered from January through December of the fiscal year notwithstanding when the fees and expenses were billed.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. The Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. During 2004 and as of the date of this Proxy Statement, the Audit Committee pre-approved all of these services.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2005. As in the past, the Board has determined that it would be desirable to request ratification of the appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Board will reconsider the appointment of the independent registered public accounting firm.

A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, and thus, is not expected to make a statement or be available to respond to appropriate questions.

This Proposal will be approved if the votes cast in favor of the Proposal exceed the votes cast against it. Unless otherwise directed therein, the proxies solicited hereby will be voted for approval of Ernst & Young LLP.

The Board of Directors recommends that shareholders vote FOR ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2005.

PROPOSAL 3 — APPROVAL OF THE COMPANY’S 2005 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors believes that broad-based ownership of equity interests in the Company by its employees provides a substantial motivation for superior performance by more closely aligning the economic interests of those employees with the overall performance of the Company. Accordingly, the Board has adopted the Company’s 2005 Employee Stock Purchase Plan (the “2005 Stock Purchase Plan”) effective as of May 26, 2005, subject to the approval of the Company’s shareholders. The 2005 Stock Purchase Plan replaces the Company’s Restated Employee Stock Purchase Plan, approved by the Company’s shareholders at the 1996 Annual Meeting of Shareholders (the “1996 Plan”), which has expired. The 2005 Stock Purchase Plan permits eligible employees of the Company and its subsidiaries to purchase shares of the common stock from the Company through payroll deduction. The Company has reserved 500,000 shares for issuance under the 2005 Stock Purchase Plan, representing less than half of the remaining 1,177,956 shares that were previously approved for issuance under the 1996 Plan, but which were not issued.

The following is a summary description of the 2005 Stock Purchase Plan and is qualified in its entirety by reference to the full text of the 2005 Stock Purchase Plan, which is set forth as Exhibit A to this Proxy Statement.

Administration.  The 2005 Stock Purchase Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will have the full power to determine the eligibility of an employee to participate in and to construe and interpret the terms of the 2005 Stock Purchase Plan. The decisions of the Compensation Committee will be final and binding on all employees.

Eligibility.  All employees of the Company and its subsidiaries (including executive officers of the Company) who work more than twenty hours per week and more than five months in any calendar year are eligible to participate in the 2005 Stock Purchase Plan, subject to such further eligibility requirements as may be specified by the Compensation Committee consistent with Section 423 of the Code. Directors of the Company who are not also employees of the Company, and holders of five percent or more of the common stock of the Company are not permitted to participate in the 2005 Stock Purchase Plan. The Company and its subsidiaries have approximately 1,000 employees who are currently eligible to participate in the 2005 Stock Purchase Plan, including each of the Named Executive Officers.

Election to Participate.  An eligible employee may elect to participate in the 2005 Stock Purchase Plan by completing an enrollment form and returning it to the Company, which instructs the Company to withhold a specified amount of the employee’s compensation for each pay period. An employee’s election will be effective for an Option Period (as defined below), if the Company receives it on a date specified by the Company prior to the beginning of such Option Period. The minimum employee payroll deduction is $20.00 per month and the maximum is 10% of the employee’s compensation for each Option Period; provided, however, for the initial Option Period the maximum is 10% of the employee’s compensation from January 1, 2005, through June 30, 2005. Employees may also participate by making lump sum payments to the Company to purchase shares of common stock.

Offering Periods.   Elections to participate in the 2005 Stock Purchase Plan are made for specified periods referred to as “Option Periods.” The initial Option Period will commence on June 1, 2005, and will end on June 30, 2005, if the Company’s shareholders approve the 2005 Stock Purchase Plan. If the 2005 Stock Purchase Plan does not receive shareholder approval, all payroll deductions and lump sum contributions made under the 2005 Stock Purchase Plan will be returned to the employees. Each Option Period following the initial Option Period will extend for a period of six months, commencing as of July 1 or January 1 of each year.

Purchase Price.  At the end of each Option Period, the Company will apply the amount deducted from each employee’s compensation plus any additional lump sum contributions made by the employee to the purchase of shares of common stock to be issued to the employee. The purchase price for such shares of common stock will be the lower of: (i) 90% of the closing market price on the first trading day of the Option Period or (ii) 90% of the closing market price on the last trading day of the Option Period. No employee may purchase more than 2,000 shares of common stock per Option Period or shares of common stock having a market value of more than $25,000 per calendar year (measured as of the first trading day of the Option Period in which the shares are purchased). The closing sales price per share of common stock on The Nasdaq National Market on April 11, 2005, was $25.15.

Withdrawal/Termination of Participation.  An employee may elect to withdraw from the 2005 Stock Purchase Plan at any time and have the employee’s contributions for the then current Option Period returned to the employee, or to terminate the employee’s participation for the remainder of an Option Period. If an employee’s employment with the Company or any of its subsidiaries is terminated for any reason, the amount of the employee’s contributions to the 2005 Stock Purchase Plan for the then current Option Period will be returned to the employee (or in the event of the employee’s death, to the employee’s estate) and the employee will no longer be entitled to participate in the Plan.

Non-Transferability and Restrictions on Transfer of Shares.   Rights under the 2005 Stock Purchase Plan are not transferable by the employee and are exercisable during the employee’s lifetime only by the employee. Shares of common stock acquired under the 2005 Stock Purchase Plan may not be sold for a period of one year following the date of purchase.

Federal Income Tax Consequences.  The following summarizes the federal income tax consequences of participation in the 2005 Stock Purchase Plan. The summary does not cover state, local or foreign tax consequences, if any.

Purchases of shares under the 2005 Stock Purchase Plan are intended to qualify for the favorable federal income tax treatment provided by an employee stock purchase plan that qualifies under Section 423 of the Code. Deductions from an employee’s compensation will be made on a post-tax basis. Other than this, no income will be taxable to an employee until disposition of the shares acquired, and the method of taxation will depend on how long the employee held the shares before disposition.

If the purchased shares of common stock are disposed of more than two years after the beginning of the applicable Option Period and more than one year after the last day of the applicable Option Period or if the employee dies at any time while holding the common stock, then the lesser of (i) the excess of the fair market value (as defined in the 2005 Stock Purchase Plan) of the common stock at the time of such disposition or death over the purchase price or (ii) 10% of the fair market value of the common stock as of the first day of the applicable Option Period will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Net long-term capital gains for individuals are currently subject to a maximum marginal federal income tax rate that is less than the maximum marginal rate for ordinary income.

If the employee sells or disposes of the common stock before expiration of either of the holding periods described above (a “disqualifying disposition”), the excess of the fair market value of the common stock on the last day of the applicable Option Period over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain on a sale will be treated as capital gain. Even if the common stock is sold for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the employee, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the common stock on the purchase date. Any capital gain or loss will be long- or short-term depending on whether the stock has been held for more than one year.

There are no federal income tax consequences to the Company by reason of the purchase of shares of common stock by employees under the 2005 Stock Purchase Plan. The Company is generally entitled to a deduction to the extent amounts are taxed as ordinary income to an employee by reason of a disqualifying disposition of the purchased shares of common stock, but we are not entitled to a deduction in respect of any ordinary income realized by an employee upon a later disposition or upon death.

Amendment and Termination.  The Board of Directors may amend the 2005 Stock Purchase Plan at any time, and from time to time, in any respect, except that if the approval of any such amendment by the Company’s shareholders is required by Section 423 of the Code, such amendment will not be effected without such approval. The 2005 Stock Purchase Plan will terminate on the earlier of: (i) the date on which no shares of common stock remain reserved for issuance under the Plan or (ii) the termination of the Plan by the Board of Directors in its discretion at any time.

Shares Subject to the 2005 Stock Purchase Plan.  The maximum number of shares of common stock which may be purchased by eligible employees under the 2005 Stock Purchase Plan is 500,000 shares. The maximum number of shares authorized for issuance under the 2005 Stock Purchase Plan will be appropriately adjusted in the event of certain changes in the capital structure of the Company. The shares may be authorized but unissued shares of common stock, treasury shares (whether acquired in the open market or otherwise), or both.

New Plan Benefits.  Because benefits under the 2005 Stock Purchase Plan will depend on eligible employees’ elections to participate and the fair market value of the common stock at various future dates, it is not possible to determine the benefits that will be received by the Named Executive Officers and other employees if the 2005 Stock Purchase Plan is approved by the shareholders.

Vote Required.  This Proposal will be approved if the votes cast in favor of the Proposal exceed the votes cast against it. Unless otherwise directed therein, the proxies solicited hereby will be voted for approval of the 2005 Stock Purchase Plan.

The Board of Directors recommends that shareholders vote FOR approval of the 2005 Employee Stock Purchase Plan.

Stock Performance Graph

The following graph compares the percentage change in the Company’s cumulative shareholder return on its common stock with The Nasdaq Trucking and Transportation Stocks Index and The Nasdaq Stock Market Index commencing December 31, 1999 and ending December 31, 2004. The graph assumes a base investment of $100 made on December 31, 1999 and the respective returns assume reinvestment of all dividends. The comparisons in this graph are required by the SEC and, therefore, are not intended to forecast or necessarily be indicative of any future return on the common stock.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Forward Air Corporation	$100	$129	$117	$67	$95	$155
Nasdaq Trucking and Transportation Stocks Index	100	91	107	109	157	201
Nasdaq Stock Market Index	100	60	48	33	49	54

Other Matters

The Board of Directors knows of no other matters that may come before the meeting; however, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than ten percent of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, The Nasdaq Stock Market and the Company. Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that during 2004 all Section 16(a) filing requirements applicable to its executive officers, directors and shareholders were timely satisfied.

Deadline for Submission to Shareholders of Proposals to be Presented at the 2006 Annual Meeting of Shareholders

Any proposal intended to be presented for action at the 2006 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 20, 2005 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement relating to its 2006 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by the SEC at the time in effect.

For other shareholder proposals to be timely (but not considered for inclusion in the Proxy Statement for the 2006 Annual Meeting of Shareholders), a shareholder’s notice must be received by the Secretary of the Company not later than March 5, 2006 and the proposal and the shareholder must comply with Regulation 14A under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next Annual Meeting is not received prior to March 5, 2006, proxies solicited by the Board of Directors in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the Proxy Statement for the Annual Meeting.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2004 Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of each document to you if you write the Company’s Secretary c/o Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745, or call (423) 636-7000. If you want to receive separate copies of the Notice of Annual Meeting and Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or, if the shares are not held in “street name,” you may contact the Company at the above address and phone number.

Miscellaneous

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend the Annual Meeting in person are urged, regardless of the number of shares of common stock owned, to please vote and submit your proxy by telephone or by Internet, or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 is included within the Annual Report provided with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. Copies of exhibits filed with the Form 10-K are available upon written request. Requests should be made in writing to Secretary, c/o Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745.

By Order of the Board of Directors,

Matthew J. Jewell
Senior Vice President, General Counsel
and Secretary

Greeneville, Tennessee
April 20, 2005

Exhibit A

FORWARD AIR CORPORATION
2005 EMPLOYEE STOCK PURCHASE PLAN

1.  Purpose of the Plan. The purpose of this Forward Air Corporation 2005 Employee Stock Purchase Plan is to encourage stock ownership by eligible employees of Forward Air Corporation and each of its participating subsidiaries, thereby increasing eligible employees’ personal interest in Forward Air Corporation’s continued success and progress. The Plan is intended to facilitate regular investment in the common stock of Forward Air Corporation by furnishing a convenient means for eligible employees to make stock purchases through payroll deduction. The Plan is intended to comply with the provisions of Section 423 of the Internal Revenue Code of 1986, as amended.

2.  Definitions. For purposes of the Plan, the following terms shall have the meanings indicated herein.

(a)  “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

(b)  “Committee” shall mean the Compensation Committee of the Board of Directors of Forward Air Corporation or such other persons as the Board of Directors of Forward Air Corporation appoints as the Committee from time to time pursuant to the requirements of the Plan.

(c)  “Common Stock” shall mean Forward Air Corporation common stock, par value $.01 per share.

(d)  “Company” shall mean Forward Air Corporation, a Tennessee corporation, and each Subsidiary Employer. The term “Company” shall include any corporation into which Forward Air Corporation may be merged or consolidated, provided such corporation does not affirmatively disavow the Plan.

(e)  “Compensation” shall mean the amount of a Participant’s base salary, before giving effect to any compensation reductions made in connection with any plans described in Section 401(k) or 125 of the Code.

(f)  “Custodian” shall mean any custodian appointed by the Committee pursuant to Section 7 herein to hold the shares of Common Stock purchased under the Plan and to maintain the Investment Accounts.

(g)  “Eligible Employee” shall mean an employee of the Company who is eligible to participate in the Plan in any Option Period under the rules set forth in Section 5 herein.

(h)  “Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

(i)  “Exercise Date” shall mean the last trading day of each Option Period.

(j)  “Exercise Price” shall mean, for each share of Common Stock purchased on an Exercise Date hereunder, the lesser of (i) 90% of the Fair Market Value of such share on such Exercise Date, or (ii) 90% of the Fair Market Value of such share on the Grant Date for the applicable Option Period.

(k)  “Fair Market Value” of a share of Common Stock with respect to any trading day shall be (i) the closing sale price on such day of a share of Common Stock as reported on the consolidated tape for the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the last sale price as reported on The Nasdaq National Market or (iii) if no sales occurred on such day, the average of the closing bid and ask prices on such day, as reported on the National Association of Securities Dealers Automated Quotation System or (iv) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

(l)  “Grant Date” shall mean the first trading day of each Option Period.

(m)  “Investment Account” shall mean a separate account maintained by the Company or the Custodian for each Participant which reflects the number of shares of Common Stock purchased under the Plan by such Participant and held for such Participant.

(n)  “Option Period” shall mean each successive period of six months (i) commencing on January 1 and ending on June 30 and (ii) commencing on July 1 and ending on December 31; provided, however, that the first Option Period (the “Initial Option Period”) shall be a short period that commences on June 1, 2005 and ends on June 30, 2005.

(o)  “Participant” shall mean, with respect to any Option Period, each Eligible Employee who has elected to have amounts deducted from his compensation pursuant to Section 6(a)(i) herein for such Option Period.

(p)  “Plan” shall mean the Forward Air Corporation 2005 Employee Stock Purchase Plan.

(q)  “Subsidiary Employer” means a subsidiary (within the meaning of Section 424(f) of the Code) of Forward Air Corporation other than a subsidiary whose employees have not been permitted by the Board of Directors of the Company to participate in the Plan, or which has terminated its participation in or withdrawn from, the Plan.

3.  Common Stock Reserved for the Plan. There shall be reserved for issuance under the Plan a total of 500,000 shares of Common Stock, subject to adjustment as provided in Section 12 herein. Shares of Common Stock issued under the Plan may be either authorized and unissued shares, treasury shares (whether acquired in the open market or otherwise) or both.

4.  Administration of the Plan.

(a)  The Plan shall be administered by the Committee. The Committee shall have the authority, consistent with the Plan, to determine the eligibility of an employee to participate in the Plan, to construe, interpret and enforce the terms of the Plan in good faith, to adopt, amend and rescind rules and regulations for the administration of the Plan and to make all determinations in connection therewith which may be necessary or advisable, and all such actions shall be binding and conclusive as to all parties concerned for all purposes under the Plan. The Plan shall be administered at the expense of the Company.

(b)  No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee, and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost, expense (including reasonable attorneys’ fees) or liability arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.  Eligibility.

(a)  Each employee of the Company shall be eligible to participate in the Plan during each Option Period, other than:

(i)  an employee whose customary employment is 20 hours or less per week;

(ii)  an employee whose customary employment is for not more than 5 months per calendar year;

(iii)  an employee who, on the Grant Date for such Option Period, owns (within the meaning of Section 424(d) of the Code) securities possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, or any of its subsidiaries, including Common Stock which such employee would be entitled to purchase on the Exercise Date for such Option Period but for this Section 5(a)(iii); and

(iv)  such other employees who do not meet such further eligibility requirements as may be specified from time to time by the Committee consistent with Code Section 423.

(b)  Notwithstanding any provision in the Plan to the contrary, if any employee who elects pursuant to Section 6 herein to authorize the Company to deduct any amounts from his Compensation for any Option Period terminates his employment with the Company for any reason prior to the Exercise Date for such amounts, then (i) no amounts shall be deducted from such employee’s Compensation after the date of such termination of employment, (ii) the Company shall not apply any amounts deducted during such Option Period to purchase

Common Stock under the Plan, and any such amounts shall be returned to such employee (or, in the case of such employee’s death, to the employee’s estate) as soon as practicable following the Exercise Date for such amounts, with no interest credited thereto, and (iii) such employee shall not be eligible to participate in the Plan for any Option Period commencing after the date of such termination of employment. If, prior to the Exercise Date for any Option Period, the Subsidiary Employer by which an employee is employed will cease to be a subsidiary of the Company (within the meaning of Section 424(f) of the Code), or if the employee is transferred to a subsidiary of the Company that is not a Subsidiary Employer, the employee will be deemed to have terminated employment for the purposes of this Plan.

(c)  If the stock of a corporation is acquired by the Company or a Subsidiary Employer so that the acquired corporation becomes a subsidiary within the meaning of Section 424(f) of the Code, or if such a subsidiary is created, the subsidiary in either case shall automatically become a Subsidiary Employer and its employees shall become eligible to participate in the Plan on the first Grant Date for the next Option Period after the acquisition or creation of the subsidiary, as the case may be. In the case of an acquisition, credit shall be given to employees of the acquired subsidiary for service with such corporation prior to the acquisition for purposes of Section 5(a)(i) hereof. Notwithstanding the foregoing, the Board of Directors of the Company may by appropriate resolutions (i) provide that the acquired or newly created subsidiary shall not be a Subsidiary Employer, (ii) specify that the acquired or newly created subsidiary will become a Subsidiary Employer on a date other than the first Grant Date for the next Option Period after the acquisition or creation, or (iii) attach any conditions whatsoever (including denial of credit for prior service) to eligibility of the employees of the acquired or newly created subsidiary.

6.  Participation

(a)  Regular Payroll Contributions:

(i)  Each Eligible Employee shall be furnished a summary of the Plan and an enrollment form and may elect to participate in the Plan for each Option Period, effective on the Grant Date for such Option Period, by completing the enrollment form provided by the Company and returning it to the Company on or prior to the 15th day of the month preceding the month in which such Option Period commences or by such other date as the Committee may provide. For each Option Period during which an Eligible Employee elects to participate in the Plan, such Eligible Employee shall authorize the Company to deduct through a payroll deduction an exact number of dollars per month, but not less than $20.00 per month, or $5.00 per pay period; provided, however, that the total amount for such Option Period shall not exceed 10% of such Eligible Employee’s Compensation for such Option Period, and provided, further, however, that the total amount for the Initial Option Period shall not exceed 10% of such Eligible Employee’s Compensation for the period that commences January 1, 2005 and ends June 30, 2005. Deductions shall be made in each regular payroll period during such Option Period.

(ii)  Subject to Section 6(a)(iii) and (b) herein, after the last date for making a participation election described in Section 6(a)(i) herein for any Option Period a Participant shall not be entitled to increase or reduce the amount of Compensation deducted from his Compensation for such Option Period. A Participant may elect to reduce or increase the amount of his Compensation deducted pursuant to the Plan effective for an Option Period by filing a new enrollment form not later than last date for making a participation election described in Section 6(a)(i) for such Option Period.

(iii)  A Participant may elect to reduce the amount of his Compensation deducted pursuant to the Plan to zero, effective for any payroll period beginning after the last date for making a participation election described in Section 6(a)(i) herein for any Option Period, by the filing of a suspension form in the form provided by the Company. A Participant making a termination election under this Section 6(a)(iii) shall be deemed to have terminated his participation in the Plan and may not commence participation in the Plan again until the Grant Date of the Option Period immediately following the Option Period in which such termination occurs by filing a new enrollment form pursuant to the requirements of Section 6(a)(i) herein.

(b)  Lump Sum Contributions:

Subject to the limitation on the amount of contributions described in Section 6(a)(i) and Section 8, a Participant who has not discontinued or withdrawn his participation pursuant to Section 6(a)(ii) or 6(a)(iii) may make no more than two lump sum contributions during each Option Period. These lump sum contributions shall be paid by check by the Participant, or by such other means as the Committee may proscribe, at any time before the Exercise Date, subject to such limitations as the Committee may provide, and shall be credited to the Participant’s Investment Account. An Eligible Employee who has not elected to participate pursuant to Section 6(a)(i) with respect to an Option Period or who has discontinued or withdrawn participation for such Option Period pursuant to Section 6(a)(ii) or 6(a)(iii) may not make any lump sum contribution for such Option Period.

(c)  A Participant shall automatically continue to participate in the Plan at the same amount of deductions (without regard to any election under Section 6(b)(i) herein) until the Participant makes an election described in Section 6(a)(ii) or (iii) herein.

(d)  No interest will be paid on any amounts of Compensation deducted under the Plan; provided, however, the Company, in its sole discretion may set such amounts aside in a separate account with the Custodian which shall bear interest at a rate specified from time to time by the Company.

(e)  Any election permitted by this Section 6 shall be made in writing in the form determined by the Committee from time to time. The time by which an election must be made as provided herein shall be subject to change by the Committee.

(f)  All Participants shall have the same rights and privileges under this Plan, except as stated above with respect to the maximum percentage of Compensation which a Participant may contribute to the Plan.

7.  Issuance of Options; Purchases. On the Grant Date of each Option Period, each Participant shall be deemed to receive an option to purchase shares of Common Stock at the Exercise Price for such Option Period with the number of shares determined as provided in this Section 7, subject to the maximum number of shares specified in Section 8. All such options shall be automatically exercised on the following Exercise Date, except for options which are cancelled when a Participant withdraws the balance of his Investment Account or which are otherwise terminated under the provisions of this Plan. All amounts deducted pursuant to Section 6 hereof from a Participant’s Compensation during an Option Period or contributed as lump sum contributions during such Option Period, together with any interest credited thereon pursuant to Section 6(d) hereof and any cash dividends which may have been declared and paid by the Company on shares of Common Stock held in a Participant’s Investment Account, shall be applied by the Committee on the Exercise Date for such Option Period to purchase from the Company the maximum number of whole shares of Common Stock determined by dividing the Exercise Price into the balance of the Participant’s Investment Account. Any money remaining in a Participant’s Investment Account representing a fractional share shall remain in his Investment Account to be used in the next Option Period; provided, however, that if the Participant does not enroll for the next Option Period, the balance remaining shall be returned to him in cash. The Committee may elect to appoint the Custodian for the Plan to hold all shares purchased under the Plan and to maintain a separate Investment Account for each Participant, to which purchases for such Participant and dividends on the Common Stock purchased shall be credited. Each Participant shall receive a statement as soon as practicable after the termination of each Option Period reflecting purchases for his account under the Plan through the date of such termination.

8.  Limitation on the Number of Shares of Common Stock Which May be Purchased. Notwithstanding any provision to the contrary in the Plan, no right to purchase Common Stock under the Plan shall permit an employee to purchase stock, together with any stock which such employee has a right to purchase under all other “employee stock purchase plans” (within the meaning of Section 423 of the Code) maintained by the Company and its subsidiaries (within the meaning of Section 424(d) of the Code), at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the Grant Date for the Option Period during which each such share of Common Stock is purchased) for each calendar year in which the right is outstanding at any time. The maximum number of shares of Common Stock which may be purchased on any Exercise Date by any Participant hereunder shall be two thousand (2,000) shares.

9.  Restriction on Sales of Shares of Common Stock. Unless otherwise determined by the Committee, no Participant (or former Participant) shall sell or otherwise dispose of any shares of Common Stock acquired under this Plan (except to members of his immediate family, who will be subject to the same restrictions as the Participant or former Participant) prior to one (1) year after the Exercise Date. If a Participant sells or otherwise disposes of any shares of Common Stock acquired under this Plan (i) prior to two (2) years after the Grant Date of the option under which such shares were acquired, or (ii) prior to one (1) year after the Exercise Date on which such shares were acquired, such Participant (or former Participant) must notify the Company immediately in writing concerning such disposition.

10.  Rights as a Shareholder.

(a)  From and after the Exercise Date on which shares of Common Stock are purchased by a Participant under the Plan, such Participant shall have all of the rights and privileges of a shareholder of the Company with respect to such shares. A Participant shall be entitled to direct the Company, or if a Custodian has been appointed, the Custodian, to transfer to him a certificate representing all or any portion of the shares of Common Stock purchased by him hereunder. Once a share certificate has been issued to a Participant, the shares of Common Stock represented by such certificate shall no longer be treated as being held in the Participant’s Investment Account.

(b)  Prior to the Exercise Date on which shares of Common Stock are purchased by a Participant, such Participant shall not have any rights as a shareholder of the Company with respect to such shares. Each Participant shall be a general unsecured creditor of the Company to the extent of any amounts deducted under the Plan from such Participant’s Compensation during the period prior to the Exercise Date on which such amounts are applied to the purchase of Common Stock or the return of such amounts to the Participant.

(c)  Participants may direct the Custodian to cause any certificates representing all or any portion of the shares of Common Stock purchased by him hereunder to be issued jointly with the right of survivorship to the Participant and any other individual chosen by the Participant or to the Participant as custodian for the Participant’s child under the Gift to Minors Act.

(d)  Notwithstanding any other provision in the Plan to the contrary, no shares of Common Stock may be issued if the Company shall determine that such issuance would violate federal, state or foreign securities laws or other applicable laws.

11.  Rights Not Transferable. No Participant may transfer, assign, pledge, hypothecate or otherwise dispose of any rights granted under this Plan, except as provided by will or the applicable laws of descent and distribution, and no rights under this Plan shall be subject to execution, attachment or similar process by a Participant’s creditors. Any such attempted disposition of rights under the Plan, or levy of attachment or similar process upon such rights not specifically permitted herein shall be null and void and without effect. Rights under this Plan may be exercised only by the Participant during his lifetime, or by his estate or by the person acquiring such rights upon the Participant’s death by bequest or inheritance.

12.  Adjustment for Changes in Common Stock. In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock which may be purchased under the Plan, and the maximum number of shares that may be purchased by any Participant on any Exercise Date pursuant to the last sentence of Section 8 hereof, shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other event or transaction the Committee may, but need not, make such adjustments in the number and class of shares of Common Stock which may be purchased under the Plan as the Committee may deem appropriate.

13.  Amendment of the Plan. The Board of Directors of the Company may at any time, and from time to time, amend the Plan in any respect, except that if the approval of any such amendment by the shareholders of the Company is required by Code Section 423, such amendment will not be effected without such approval.

14.  Government and Other Regulations.

(a)  The Plan and the purchase of Common Stock hereunder shall be subject to all applicable federal, state and foreign laws, rules and regulations and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

(b)  The Plan and the purchase of Common Stock hereunder shall be subject to all rules and regulations promulgated by the Committee regarding purchases and sales of Common Stock.

15.  Shareholder Approval.

If the Plan is not approved by the shareholders of the Company by June 30, 2005, the Plan and all options thereunder shall terminate, the balance in each Participant’s Investment Account shall be refunded in cash as promptly as possible, and all rights and obligations hereunder shall be void ab initio.

16.  Effective Dates of the Plan.

(a)  Subject to Section 15 above, the Plan shall become effective on May 26, 2005 in accordance with applicable law and the requirements of Section 423 of the Code.

(b)  The Plan and all rights hereunder shall terminate on the earlier to occur of:

(i)  the date on which no Common Stock remains reserved for issuance under the Plan with respect to future deductions pursuant to the Plan; or

(ii)  the termination of the Plan by the Board of Directors of the Company in its discretion at any time.

In the event that the Plan terminates under circumstances described in clause (i) above, reserved shares remaining as of the termination date shall be allocated to Participants on a pro rata basis based on the amounts deducted from their Compensation or otherwise contributed pursuant to Section 6 during the Option Period in which such termination occurs and prior to the termination date. In the event the Plan is terminated under circumstances described in clause (ii) above, the Committee may, at its discretion, provide that (i) amounts deducted or otherwise contributed pursuant to Section 6 and not yet applied to purchase shares of Common Stock shall be returned to the Participants from whose Compensation such amounts were deducted, or (ii) a special Exercise Date shall occur prior to such termination on which date amounts deducted or otherwise contributed pursuant to Section 6 and not yet applied to purchase shares of Common Stock will be applied to purchase shares of Common Stock.

17.  Incorporation by Reference. The Company intends that the rights granted and Common Stock issued hereunder shall be treated for all purposes as granted and issued under an employee stock purchase plan within the meaning of Section 423 of the Code and the regulations thereunder. Any provisions required to be included in the Plan under said Code Section and Regulations are hereby included by reference as fully as though set forth in the Plan at length.

18.  Miscellaneous.

(a)  Nothing in this Plan shall be construed to constitute a contract of employment between the Company and any employee or to be an inducement for the employment of any employee. Nothing contained in this Plan shall be deemed to give any employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any employee at any time, with or without cause, regardless of the effect which such discharge may have upon him as a Participant of the Plan.

(b)  The rights and powers of the Company shall not be affected in any way by its participation in this Plan, including but not limited to the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

(c)  For the purposes of the Plan, unless the contrary is clearly indicated, the use of the masculine gender shall include the feminine, and the singular number shall include the plural and vice versa.

(d)  The validity, construction, interpretation, administration and effect of this Plan, and any rules or regulations promulgated hereunder, including all rights or privileges of any Participants hereunder, shall be governed exclusively by and in accordance with the laws of the State of Tennessee, except that the Plan shall be construed to the maximum extent possible to comply with Section 423 of the Code and the regulations promulgated thereunder.

(e)  Any headings or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof.

(f)  If any provision of this Plan is held by a court to be unenforceable or is deemed invalid for any reason, then such provision shall be deemed inapplicable and omitted, but all other provisions of this Plan shall be deemed valid and enforceable to the full extent possible under applicable law.

ATTN: LEGAL DEPARTMENT
430 AIRPORT ROAD
GREENEVILLE TN 37745

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ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Forward Air Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FWDAC1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

FORWARD AIR CORPORATION

	The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.		For All ¡	Withhold For All ¡	For All Except ¡	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

Vote on Directors
1.	Election of Directors
	01) Bruce A. Campbell 02) Andrew C. Clarke 03) Richard W. Hanselman	04) C. John Langley, Jr. 05) Ray A. Mundy 06) B. Clyde Preslar

Vote on Proposals						For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm.					¡	¡	¡

3.	Approval of the 2005 Employee Stock Purchase Plan.					¡	¡	¡

4.	In their discretion, to transact all other business as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

	Yes	No
Please indicate if you plan to attend this meeting.	¡	¡

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	¡	¡

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY
FORWARD AIR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF FORWARD AIR CORPORATION

     The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Bruce A. Campbell and Andrew C. Clarke, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Forward Air Corporation owned of record by the undersigned on all matters which may come before the 2005 Annual Meeting of Shareholders to be held at the General Morgan Inn and Conference Center, 111 North Main Street, Greeneville, Tennessee 37743, on May 26, 2005, at 8:00 a.m., EDT, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the meeting and on other matters which may properly come before the 2005 Annual Meeting and any adjournments thereof.

     You are encouraged to specify your choice by marking the appropriate box (see reverse side), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you sign and return this card.

     This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the director nominees and “FOR” Proposals 2 and 3.